Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Energy XXI Ltd
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-155065, 333-163736, 333-173865, and 333-177095) and Form S-3 (No. 333-186488) of Energy XXI Ltd and subsidiaries (the “Company”) of our reports dated September 29, 2015, relating to the consolidated financial statements, financial statement schedule and the effectiveness of Energy XXI Ltd and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2015.

/s/ BDO USA, LLP

Houston, Texas
September 29, 2015